October 30, 2003


American Enterprise Life Insurance Company
829 AXP Financial Center
Minneapolis, MN 55474


RE:     American Enterprise MVA Account
        American Express Innovations Variable Annuity
        Evergreen Essential(SM) Variable Annuity
        Evergreen New Solutions Variable Annuity
        American Express Innovations(SM) Classic Variable Annuity
        Post-Effective Amendment No. 10 to Registration Statement No. 333-65080 on Form S-2 to Form S-1 on Form S-2

Ladies and Gentlemen:

I am familiar with the above-referenced Registration Statement filed by American Express MVA Account with the Securities and Exchange Commission.

I have made such examination of law and examined such documents and records as in my judgment are necessary and appropriate to enable me to give the following opinion:

1. The Company is duly incorporated, validly existing and in good standing under applicable state law and is duly licensed or qualified to do business in each jurisdiction where it transacts business. The Company has all corporate powers required to carry on its business and to issue the contracts.

2. The contracts issued by the Company, when offered and sold in accordance with the prospectus contained in the Registration Statement and in compliance with applicable law, will be legally issued and represent binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,




/s/ Mary Ellyn Minenko
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    Mary Ellyn Minenko
    Vice President and Group Counsel